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                                  EXHIBIT INDEX

Exhibit No.
    99.        CNA Surety Corporation Press Release issued on May 16, 2001.
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CNA SURETY CORPORATION                                 ANALYST CONTACT:
CNA Plaza                                              John Heneghan
Chicago  IL  60685                                     312-822-1908
                                                       jsheneghan@cnasurety.com

                                                       MEDIA CONTACT:
                                                       Doreen Lubeck
                                                       773-583-4331



[CNA SURETY LOGO]



                              FOR IMMEDIATE RELEASE


                              CNA SURETY ANNOUNCES
                       67% INCREASE IN QUARTERLY DIVIDEND


CHICAGO, May 16, 2001 -- CNA Surety Corporation (NYSE:SUR) today announced that its Board of Directors has declared a 67% increase in its quarterly cash dividend to $0.15 per common share, or $0.60 per common share on an annualized basis. The company previously paid a quarterly dividend of $0.09 per common share. The dividend is payable to all holders of record as of June 20, 2001, and will be paid on July 5, 2001.


         "CNA Surety's consistent underwriting profitability and strong cash flows allow us to increase our dividend payout ratio and return value to our shareholders," said Mark C. Vonnahme, president and chief executive officer. "The increase in the dividend payout ratio to approximately 50 percent recognizes our strong capitalization and the enviable operating characteristics of our business. The Board's decision demonstrates our confidence that, despite current market conditions, we will continue to generate cash flows from operations in excess of that required to grow our business."


         Also CNA Surety announced that its chairman of the Board of Directors, Thomas F. Taylor, made CNA Surety aware of his intention to resign his position effective when the CNA Surety Board of Directors appoints a replacement. As a result of Mr. Taylor's announcement, the Company's Board of Directors has commenced its process to identify and appoint a replacement.


         CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiaries, Western Surety Company and Universal Surety of America, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies.


         CNA is a registered service mark and trade name of CNA Financial Corporation.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in CNA Surety Corporation's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.



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